Lexmark reports first quarter results

•         Revenue and earnings per share exceeded guidance

•         Revenue grew 6 percent excluding Inkjet Exit and acquisition-related adjustments

•         Higher value solutions revenue, comprised of Managed Print Services and Perceptive Software, grew 18 percent, and increased to 27 percent (28 percent non-GAAP) of total revenue

•         Laser supplies revenue grew 9 percent

•         Share repurchases and dividends totaled $40 million

Lexington, Ky. – April 22, 2014 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2014.

“In the first quarter our higher value solutions portfolio revenue, comprised of Managed Print Services and Perceptive Software, grew 18 percent, accounted for 28 percent of Lexmark’s total revenue, and is expected to exceed $1 billion this year,” said Paul Rooke, Lexmark chairman and chief executive officer. “We also had strong laser supplies revenue growth again this quarter, and delivered increased non-GAAP gross profit, operating income and pretax earnings.

“Lexmark is creating value for our shareholders by helping business customers solve their unstructured information challenges, advancing our solutions capabilities organically and through acquisitions, and by returning capital through an attractive dividend and ongoing share repurchases,” added Rooke.

First Quarter Results

First quarter revenue and earnings per share exceeded the company’s January guidance.

GAAP revenue of $878 million includes $3 million of acquisition-related adjustments. Non-GAAP1 revenue of $881 million declined less than 1 percent year to year, but grew 6 percent excluding the planned and ongoing decline in Inkjet Exit2 revenue.

Earnings Per Share	1Q14	1Q13
GAAP	$0.46	$0.62
Adjustments	0.46	0.33
Non-GAAP	$0.92	$0.95

•         GAAP earnings per share for the first quarter of 2014 were $0.46, compared with GAAP earnings of $0.62 per share in the first quarter of 2013.

•         First quarter 2014 non-GAAP adjustments were $0.46 per share, compared with first quarter 2013 non-GAAP adjustments of $0.33 per share.

•         First quarter 2014 non-GAAP earnings were $0.92 per share compared with non-GAAP earnings of $0.95 per share in the first quarter of 2013.

Higher Value Solutions Portfolio

•         Lexmark’s higher value solutions portfolio revenue, comprised of Managed Print Services (MPS)3 and Perceptive Software, is expected to exceed $1 billion in 2014.

•         Combined MPS and Perceptive Software revenue of $244 million, excluding acquisition-related adjustments of $3 million, grew 18 percent year to year and accounted for 28 percent of total revenue, up from 23 percent in the same period last year.

Segment Revenue

•         Imaging Solutions and Services (ISS) revenue of $817 million declined 3 percent compared to the same period last year. ISS revenue, excluding Inkjet Exit revenue, grew 4 percent compared to last year. On a year-to-year basis:

•         MPS revenue of $180 million grew 12 percent.

•         Non-MPS revenue4 of $565 million grew 1 percent.

•         Inkjet Exit revenue of $73 million declined 40 percent, represented 8 percent of total company revenue, and is expected to decline as a percentage of total revenue as the trailing inkjet supplies revenue from the remaining installed base of inkjet printers naturally decreases over time.

•         Perceptive Software revenue was $61 million. Perceptive Software revenue, excluding acquisition-related adjustments of $3 million, was $64 million and grew 38 percent compared to the same period in 2013.

Product Revenue

•         Hardware revenue of $167 million declined 8 percent compared to last year.

•         Hardware revenue, excluding Inkjet Exit, declined 7 percent.

•         Supplies revenue of $605 million declined 1 percent year to year.  Laser supplies revenue grew 9 percent.

•         Software and Other revenue of $106 million ($109 million non-GAAP) grew 13 percent compared to last year.

GAAP Results

•         Revenue was $878 million compared to $884 million last year.

•         Gross profit margin was 38.9 percent versus 38.0 percent in 2013.

•         Operating expense was $288 million compared to $274 million last year.

•         Operating income was $54 million compared to $62 million in 2013.

•         Operating income margin was 6.1 percent compared to 7.0 percent in 2013.

•         Net earnings were $29 million compared to 2013 net earnings of $40 million.

Non-GAAP Results

•         Revenue was $881 million compared to $886 million last year.

•         Gross profit margin was 41.0 percent versus 40.0 percent in 2013.

•         Operating expense was $270 million compared to $265 million last year.

•         Operating income was $92 million compared to $89 million in 2013.

•         Operating income margin was 10.4 percent compared to 10.1 percent last year.

•         Net earnings were $58 million compared to $62 million in 2013.

Cash Flow

•         Consistent with the Company’s January guidance, net cash provided by operating activities was $10 million, and free cash flow5 was negative $34 million for the quarter. The company continues to expect 2014 free cash flow to be in the range of 90 percent to 100 percent of non-GAAP net earnings.

•         Capital expenditures were $44 million.

•         Depreciation and amortization was $66 million.

•         Cash, including cash equivalents and current marketable securities, was $985 million at quarter end.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

Lexmark is continuing to execute on its stated capital allocation framework of returning more than 50 percent of free cash flow to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions.

Lexmark has returned more than 90 percent of free cash flow generated since the first quarter of 2011 to shareholders through dividends and share repurchases.

In the first quarter of 2014, Lexmark returned $40 million to shareholders.

•         The company paid a dividend of $0.30 per share totaling $19 million. This was Lexmark’s 10th consecutive quarterly dividend.

•         The company repurchased $21 million of Lexmark’s shares. The company’s remaining share repurchase authorization at quarter end was $148 million.

Lexmark’s Perceptive Software Drives Better Healthcare Delivery

In the first quarter, Lexmark’s Perceptive Software announced the Veterans Health Administration Midwest Health Care Network (also known as Veterans Integrated Service Network 23 (VISN 23)) will deploy Perceptive Software’s Acuo Vendor Neutral Archive (VNA) to consolidate medical image storage for VISN 23 radiologists and clinical users, providing a federated view of all clinical data across eight healthcare delivery sites in five states.

Perceptive VNA is a vendor neutral foundation that drives better care delivery through a patient-centric approach to clinical content management. It improves clinical workflow and archiving capabilities for healthcare organizations, enabling all clinical content to be easily shared across the enterprise and providing greater freedom and flexibility in implementing departmental systems that best meet patient care, clinical quality and business process needs. Perceptive VNA also strengthens business continuance and disaster recovery capabilities with VNA software running in primary and secondary data centers.

Looking Forward

Second quarter 2014 revenue, excluding Inkjet Exit revenue, is expected to grow year to year. The company expects a continued negative impact from the decision to exit inkjet. Total revenue is currently expected to decline 2 to 4 percent, compared to last year.

GAAP earnings per share in the second quarter of 2014 are expected to be around $0.47 to $0.57. GAAP earnings per share of $1.47 in the second quarter of 2013 included a $71 million gain on the sale of the company’s inkjet technology and assets, net of related costs. Non-GAAP earnings per share in the second quarter of 2014 are expected to be around $0.85 to $0.95, compared with non-GAAP earnings per share of $1.04 in the second quarter of 2013.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 17199124.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; uncertainty as a result of a slowdown in government spending; decreased supplies consumption; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on office printing and imaging and software solutions, including enterprise content management, business process management, document output management, intelligent data capture and search; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

(1)      In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related, acquisition and divestiture-related, debt extinguishment-

related and pension mark-to-market adjustments.  The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)      Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.

(3)      MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.

(4)      Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(5)      Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31
	2014	2013
Revenue:
Product	$763.6	$787.4
Service	114.1	96.9
Total Revenue	877.7	884.3
Cost of revenue:
Product	445.6	463.9
Service	83.9	76.6
Restructuring-related costs	6.6	7.4
Total Cost of revenue	536.1	547.9
Gross profit	341.6	336.4

Research and development	79.0	78.3
Selling, general and administrative	207.1	199.8
Restructuring and related charges (reversals)	1.6	(4.0)
Operating expense	287.7	274.1
Operating income	53.9	62.3

Interest expense (income), net	7.9	9.5
Other expense (income), net	0.7	1.0
Loss on extinguishment of debt	–	3.3
Earnings before income taxes	45.3	48.5

Provision for income taxes	16.0	8.5
Net earnings	$29.3	$40.0

Net earnings per share:
Basic	$0.47	$0.63
Diluted	$0.46	$0.62
Shares used in per share calculation:
Basic	62.1	63.7
Diluted	63.4	64.7
Cash dividends declared per common share	$0.30	$0.30

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$194.7	$273.2
Marketable securities	790.5	781.5
Trade receivables, net	429.4	452.3
Inventories	277.9	268.2
Prepaid expenses and other current assets	208.4	195.3
Total current assets	1,900.9	1,970.5

Property, plant and equipment, net	808.2	812.4
Marketable securities	3.4	6.7
Goodwill	454.9	454.7
Intangibles, net	239.9	258.0
Other assets	105.5	114.6
Total assets	$3,512.8	$3,616.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$481.7	$474.7
Accrued liabilities	567.6	672.4
Total current liabilities	1,049.3	1,147.1

Long-term debt	699.7	699.6
Other liabilities	391.7	401.9
Total liabilities	2,140.7	2,248.6

Stockholders' equity:
Common stock and capital in excess of par	931.2	916.8
Retained earnings	1,423.2	1,413.1
Treasury stock, net	(947.4)	(926.4)
Accumulated other comprehensive loss	(34.9)	(35.2)
Total stockholders' equity	1,372.1	1,368.3
Total liabilities and stockholders' equity	$3,512.8	$3,616.9

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	1Q14	1Q13
GAAP	$29	$40
Restructuring charges and project costs	9	7
Acquisition and divestiture-related adjustments	20	13
Loss on extinguishment of debt	–	2
Non-GAAP	$58	$62

Earnings Per Share	1Q14	1Q13
GAAP	$0.46	$0.62
Restructuring charges and project costs	0.14	0.10
Acquisition and divestiture-related adjustments	0.32	0.19
Loss on extinguishment of debt	–	0.04
Non-GAAP	$0.92	$0.95

Earnings Per Share Guidance	2Q14	2Q13
GAAP	$0.47 - $0.57	$1.47
Restructuring charges and project costs	0.10	0.15
Acquisition and divestiture-related adjustments	0.28	(0.58)
Non-GAAP	$0.85 - $0.95	$1.04

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	1Q14	1Q13
GAAP	$878	$884
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$881	$886

Higher Value Solutions Revenue (In Millions) **	1Q14	1Q13
GAAP	$240	$204
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$244	$206

Software and Other Revenue (In Millions) ***	1Q14	1Q13
GAAP	$106	$94
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$109	$97

Perceptive Software Revenue (In Millions) ****	1Q14	1Q13
GAAP	$61	$44
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$64	$46

Revenue, excluding Inkjet Exit and
acquisition-related adjustments (In Millions) *****	1Q14	1Q13
GAAP	$878	$884
Acquisition-related adjustments (1)(2)	3	2
Inkjet Exit Revenue	(73)	(122)
Non-GAAP, excluding Inkjet Exit and
acquisition-related adjustments	$808	$765

ISS Revenue, excluding Inkjet Exit (In Millions) ******	1Q14	1Q13
GAAP ISS Revenue	$817	$840
Inkjet Exit Revenue	(73)	(122)
Non-GAAP ISS Revenue, excluding Inkjet Exit	$744	$718

Hardware Revenue, excluding Inkjet Exit (In Millions) *******	1Q14	1Q13
GAAP Hardware Revenue	$167	$181
Inkjet Hardware Revenue	–	(2)
Non-GAAP Hardware Revenue, excluding Inkjet Exit	$167	$178

Gross Profit (In Millions)	1Q14	1Q13
GAAP	$342	$336
Restructuring charges and project costs (3)(4)	7	7
Acquisition-related adjustments (1)(2)	13	11
Non-GAAP	$362	$354

Gross Profit Margin (%)	1Q14	1Q13
GAAP	38.9%	38.0%
Restructuring charges and project costs	0.7%	0.8%
Acquisition-related adjustments	1.5%	1.2%
Non-GAAP	41.0%	40.0%

Operating Expense (In Millions)	1Q14	1Q13
GAAP	$288	$274
Restructuring charges and project costs (3)(4)	(5)	(2)
Acquisition and divestiture-related adjustments (1)(2)	(13)	(7)
Non-GAAP	$270	$265

Operating Income (In Millions)	1Q14	1Q13
GAAP	$54	$62
Restructuring charges and project costs (3)(4)	12	9
Acquisition and divestiture-related adjustments (1)(2)	26	18
Non-GAAP	$92	$89

Operating Income Margin (%)	1Q14	1Q13
GAAP	6.1%	7.0%
Restructuring charges and project costs	1.4%	1.0%
Acquisition and divestiture-related adjustments	3.0%	2.0%
Non-GAAP	10.4%	10.1%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately -1% on a GAAP basis and -1% on a non-GAAP basis. Financial results in the first quarter of 2014 include those of Saperion acquired in the third quarter of 2013 and those of PACSGEAR acquired in the fourth quarter of 2013. Financial results in the first quarter of 2013 include AccessVia and Twistage subsequent to the date of acquisition.

**

Year-to-year Higher Value Solutions Revenue growth was approximately 18% on a GAAP basis and 18% on a non-GAAP basis. Higher Value Solutions Revenue as a percentage of total revenue was 27% on a GAAP basis and 28% on a non-GAAP basis for the period ending March 31, 2014. Higher Value Solutions Revenue as a percentage of total revenue was 23% on a GAAP basis and 23% on a non-GAAP basis for the period ending March 31, 2013. Financial results in the first quarter of 2014 include those of Saperion acquired in the third quarter of 2013 and those of PACSGEAR acquired in the fourth quarter of 2013. Financial results in the first quarter of 2013 include AccessVia and Twistage subsequent to the date of acquisition.

***

Year-to-year Software and Other Revenue growth was approximately 13% on a GAAP basis and 13% on a non-GAAP basis. Financial results in the first quarter of 2014 include those of Saperion acquired in the third quarter of 2013 and those of PACSGEAR acquired in the fourth quarter of 2013. Financial results in the first quarter of 2013 include AccessVia and Twistage subsequent to the date of acquisition.

****

Year-to-year Perceptive Software Revenue growth was approximately 38% on a GAAP basis and 38% on a non-GAAP basis. Financial results in the first quarter of 2014 include those of Saperion acquired in the third quarter of 2013 and those of PACSGEAR acquired in the fourth quarter of 2013. Financial results in the first quarter of 2013 include AccessVia and Twistage subsequent to the date of acquisition.

*****

Year-to-year Revenue growth, excluding Inkjet Exit, was approximately -1% on a GAAP basis and 6% on a non-GAAP basis. Financial results in the first quarter of 2014 include those of Saperion acquired in the third quarter of 2013 and those of PACSGEAR acquired in the fourth quarter of 2013. Financial results in the first quarter of 2013 include AccessVia and Twistage subsequent to the date of acquisition.

******	Year-to-year ISS Revenue growth, excluding Inkjet Exit, was approximately -3% on a GAAP basis and 4% on a non-GAAP basis.

*******	Year-to-year Hardware Revenue growth, excluding Inkjet Exit, was approximately -8% on a GAAP basis and -7% on a non-GAAP basis.

(1)

Amounts for the three months ended March 31, 2014, include total acquisition and divestiture-related adjustments of $26.3 million with $3.1 million, $10.2 million, $0.2 million and $12.8 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $11.6 million of aquisition-related expenses and $1.2 million of divestiture-related expenses.

(2)

Amounts for the three months ended March 31, 2013, include total acquisition-related adjustments of $17.8 million with $2.1 million, $8.5 million, $0.2 million and $7.0 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)

Amounts for the three months ended March 31, 2014, include total restructuring charges and project costs of $11.9 million with $6.6 million and $3.7 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $1.6 million in Restructuring and related charges (reversals).

(4)

Amounts for the three months ended March 31, 2013, include total restructuring charges and project costs of $9.1 million with $7.4 million and $5.7 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $(4.0) million in Restructuring and related charges (reversals).

Appendix 1

Note:

Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into  three general  categories that are described below:

1) Restructuring-related charges

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair  value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management  adds back the  amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been  adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking  projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired  company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete  agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been  recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in  value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee  incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs  may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as  well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired  company. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and   expenses which would not have been incurred otherwise. The Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a   subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee   travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are    expensed as incurred. Management excluded the income and  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing   and  comparable basis.

3) Loss on Extinguishment of Debt

The Company has extinguished debt prior to its scheduled maturity which has resulted in non-operating expenses which otherwise would not have been incurred. The size of these items can vary significantly depending on timing of the debt maturity versus execution of the redemption, and the Company does not consider these items to be part of typical non-operating expenses of the business.  Debt extinguishment related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of premium and redemption fees paid, as well as the write-off of unamortized debt issuance costs and original issue discount.

4) Actuarial gain (loss) on pension plan

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for mark-to-market ("MTM") asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance.  MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.